EXECUTION VERSION

TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 15th day of December, 2014, by and between OAKTREE FUNDS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series (“Shares”), with the Shares of each series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

Subject to the supervision of the Board of Trustees of the Trust (the “Board of Trustees”), USBFS shall provide the following transfer agent and dividend disbursing agent services to the Funds:

A.	Receive and process, through Fund/SERV or otherwise, and confirm and maintain books and records in relation to, all orders for the purchase, exchange, transfer, and/or redemption of Shares in accordance with Rule 22c-1 under the 1940 Act, other applicable regulations, and as specified in each Fund’s prospectus, including any summary prospectus and the statement of additional information, each as may be amended or supplemented from time to time (the “Prospectus”).

B.	Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Trust’s custodian instructions, and record the appropriate number of Shares being held in the appropriate shareholder account.

C.	Process redemption requests received in good order, in its reasonable judgment, and, where relevant or otherwise agreed, deliver appropriate documentation to the Trust’s custodian.

D.	Pay proceeds upon receipt from the Trust’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

E.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

F.	Open accounts for investors and maintain records in respect to holdings in Shares in the name of each applicable investor.

G.	Assist all customers and investors introduced by OCM Investments, LLC, a broker dealer registered with the SEC and an affiliate of the investment adviser to the Trust (“OCM”), to purchase, exchange, transfer and/or redeem Shares. Provide OCM upon request, from time to time, and, to the extent allowed under applicable law, information regarding holdings in Shares by investors introduced by OCM.

H.	Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

I.	Serve as the Funds’ agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans and systematic exchange plans.

J.	Maintain, update and make changes to shareholder records, including, but not limited to, address and plan changes (e.g., systematic investment and withdrawal, dividend reinvestment) as necessary or appropriate for each Fund to have an accurate record of its holders and to implement the systematic plans adopted by each such Fund.

K.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus, and maintain accurate books and records with respect to such rights of accumulation and purchases by letters of intent.

L.	Record the issuance of Shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of Shares of each Fund which are authorized, issued and outstanding as well as all redemptions and exchanges of Shares.

M.	Prepare for the Trust and the Board of Trustees such reports regarding purchases, exchanges and redemptions of Shares and current holdings of Shares as they may reasonably request from time to time.

N.	Mail shareholder reports, financial statements, Prospectuses and other shareholder communications to current shareholders.

O.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders, collect from all holders of Shares and maintain appropriate U.S. federal income tax withholding forms, and conduct on-going monitoring, reporting and withholding to the extent required to comply with applicable laws (including the Foreign Account Tax Compliance Act).

P.	Provide shareholder account information upon shareholder or Trust requests or requests from OCM to the extent allowed under applicable law and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

Q.	Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal and state tax laws and regulations.

R.	Answer correspondence and telephone inquiries from shareholders, securities brokers and others relating to the Shares, including procedures for purchasing, exchanging, transferring or redeeming Shares, as well as USBFS’s duties hereunder within required time periods established by applicable regulation.

S.	Reimburse the Funds for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto, which guidelines shall be subject to periodic reevaluation.

T.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund.

U.	Provide service and support to OCM and other financial intermediaries including but not limited to trade placements, settlements and corrections.

V.	Maintain and keep all books, accounts and other records of the Trust and the Funds that relate to activities performed by or on behalf of USBFS under this Agreement and, if required by the 1940 Act, maintain and keep such books, accounts and records in accordance with the 1940 Act. In compliance with the requirements of Rule 31a-3 under the 1940 Act, USBFS agrees that all records which it maintains for a Fund shall at all times remain the property of the Fund, shall be readily accessible by any person that the Trust shall approve during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise upon request.

3.	Additional Services to be Provided by USBFS

A.	If the Trust so elects, by including the service it wishes to receive in its fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Internet Access, Fan Web, Vision Mutual Fund Gateway (Exhibit C)

The Trust hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibit C are selected by the Trust, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibit C, the exhibits shall control. The provisions of Exhibit C, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 13 hereof.

B.	USBFS shall allow the Trust access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund eXchange (“MFx”), subject to the terms of this Agreement and the additional terms and conditions contained in the on-line MFx access agreement to be entered into upon accessing MFx for the first time. USBFS shall enable the Trust to access MFx services by supplying the Trust with necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of USBFS and shall be used by the Trust only as necessary to access MFx services pursuant to this Agreement. The Trust shall provide for the security of all codes and system access mechanisms relating to MFx provided to it by USBFS and implement such security procedures and/or devices to ensure the integrity of MFx. The Trust hereby understands that USBFS will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions. USBFS shall notify the Trust of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

The Trust hereby acknowledges that all programs, software, manuals and other written information relating to MFx access provided by USBFS pursuant to this Agreement shall remain the exclusive property of USBFS at all times.

The Trust acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to MFx. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx. However, USBFS will assist the Trust in verifying the accuracy of any of the information made available to the Trust through MFx and covered by this Agreement.

In the event of termination of this Agreement, in addition to the requirements set forth in Section 14 hereof, the Trust shall immediately end its access to MFx and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

C.	USBFS shall provide each Fund and its officers with assistance in monitoring, coordinating and reporting market timing activity relating to Fund shares. In order to assist a Fund with compliance with the Fund’s policy and procedures related to market timing activity, USBFS shall, in accordance with the procedures established from time to time by the Fund and USBFS, provide the following services: (i) produce on a daily basis, short term trader reports generated from USBFS’ system; and (ii) restrict all purchase activity as requested by a Fund for any account determined to be engaged in market timing under the Fund’s policy and procedures related to market timing activity.

D.	MARS SystemTM. USBFS shall provide the MARS SystemTM and data warehouse services set forth in Exhibit D to this Agreement, subject to the terms and conditions specified in Exhibit D, as the same may be amended from time to time.

The Trust hereby acknowledges that Exhibit D is an integral part of this Agreement and, to the extent services included in Exhibit D are selected by the Trust, such services shall also be subject to the terms and conditions of the Agreement. The provisions of Exhibit D shall continue in effect for as long as the Agreement remains in effect, unless sooner terminated pursuant to Section 13 hereof.

4.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Trust as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit E hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes the vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Trust hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Trust hereby acknowledges that the vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust and USBFS have each determined that the Procedures, as part of the Trust’s overall Anti-Money Laundering Program and Red Flag Identity Theft Prevention Program, are reasonably designed to: (i) prevent each Fund from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to the Trust:

A.	Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any Fund shareholder;

B.	Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

C.	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s Anti-Money Laundering Program or the Red Flag Identity Theft Prevention Program on behalf of the Trust;

D.	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c) immediately above; and

E.	Certified annual and quarterly reports of its monitoring and customer identification activities pursuant to the Procedures on behalf of the Trust.

The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Trust.

6.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit E hereto (as amended from time to time by consent of both parties to this Agreement). USBFS shall be compensated for such customary out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. USBFS shall also be compensated for any increases in costs due to the adoption of any new or amended industry, regulatory or other applicable rules. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid, if any. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 ½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund involved.

7.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and, assuming USBFS’s full performance under that certain Fund Administration Servicing Agreement between USBFS and the Trust dated as of the date hereof (the “Fund Administration Servicing Agreement”), has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective no later than the effective date of this Agreement and will remain effective during the term of this Agreement, and, assuming USBFS’s full performance under the Fund Administration Servicing Agreement, appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder and both it and its employees and associated persons are duly licensed to perform its obligations under this Agreement and carry out a transfer agency business in all of the jurisdictions in which it is conducting such business;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

8.	Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any good faith error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement or to comply with applicable law in connection with the conduct of its business. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person to the extent arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement or due to the occurrence of a Force Majeure Event. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees. “Force Majeure Event” shall mean any event that makes performance of any obligation or service impossible or impracticable and results from circumstances outside of the reasonable control of the parties, including without limitation any extreme weather event, such as a hurricane, blizzard or tornado, an earthquake, a fire, a flood, a breakdown in communications and/or clearing services, a blackout, war, an epidemic, a labor strike, a tsunami and any similar event.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person to the extent arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement or its failure to comply with applicable law. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust, the Funds, and their trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable business contingency plans with appropriate parties that are tailored to continue performance by it of its duties under this Agreement, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities as well as the premises and operating capabilities of any third party business continuity plan provider to USBFS at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent. The indemnitor shall not agree to any settlement of an action against indemnitee without the written consent of indemnitee, which consent shall not be unreasonably withheld, if such settlement does not finally settle the alleged claims against indemnitee in full.

C.	The indemnity and defense provisions set forth in this Section 8, and in Exhibit C and Exhibit D, if applicable, shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

9.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its affiliates and its and their directors, officers, employees and agents to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted governmental or regulatory authorities, provided that USBFS must provide written notice of such disclosure to the Trust as promptly as reasonably practicable, or (iii) when so requested by the Trust or its trustees. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

11.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

12.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001, the Red Flags Identity Act and the policies and limitations of each Fund relating to its portfolio investments as set forth in its prospectus and statement of additional information. USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto. USBFS agrees to provide such information, and to make its representatives available, as the Trust may request.

13.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 180 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust and authorized or approved by the Board of Trustees. The provisions of Sections 8, 10, 12, 13, 14, 17 and Exhibit C and Exhibit D shall survive termination. The provisions of this Section 13 shall also apply to Exhibit C and Exhibit D.

14.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

15.	Early Termination.

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the three year term, the Trust shall pay the following fees:

A.	Twelve (12) months of fees, determined by the last full month of service annualized;
B.	all reasonable fees associated with converting services to successor service provider;
C.	all reasonable fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
D.	all reasonable out-of-pocket costs associated with (A) through (C) above.

USBFS agrees to provide a statement setting forth the amounts of any such cost or fee along with the invoice for such costs and fees.

16.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable, including by operation of law, by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust, accompanied by the authorization or approval of the Board of Trustees, in either case which consent shall not be unreasonably withheld.

17.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

18.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

19.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

20.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

21.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

and notice to the Trust shall be sent to:

Oaktree Funds
333 S. Grand Ave., 28th Floor
Los Angeles, CA 90071
 Attention: Secretary and Chief Compliance Officer

22.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

OAKTREE FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Todd Molz	By:	/s/ Michael R. McVoy
Name: Todd Molz		Name: Michael R. McVoy
Title: Secretary		Title: Executive Vice President

By:	/s/ Martin Boskovich
Name: Martin Boskovich
Title: Assistant Secretary

Exhibit A
to the
Transfer Agent Servicing Agreement

Fund Names

Separate Series of Oaktree Funds
Name of Series
Oaktree High Yield Bond Fund
Oaktree Emerging Markets Equity Fund

Exhibit B
to the
Transfer Agent Servicing Agreement – Oaktree Funds

As Of Processing Policy

X.01	Overview
It is the policy of Oaktree Funds (the “Trust”) that “as of” transactions (as defined below) may be accepted for processing on the books and records of a series of the Trust (each, a “Fund” and collectively, the “Funds”) to correct errors or address operational delays in processing shareholder transactions, subject to and in accordance with the following policies and procedures.

An “as of” transaction is a shareholder transaction (including purchases, redemptions or exchanges) in Fund shares that is effected at a net asset value determined as of a date that is prior to the date on which the “as of” transaction is processed on the transfer agent’s books and records.

X.02	Requirements for Processing an “As of” Transaction
The Funds may accept “as of” transactions from broker/dealers in writing with an indemnity clause or transmitted electronically to the transfer agent. Electronically transmitted “as of” transactions will only be accepted for shareholder transactions that took place less than 180 days prior to the date such “as of” transaction is processed. All accepted “as of” transactions are subject to the reimbursement process outlined below.

X.03	USBFS Responsibility
USBFS will reimburse the Funds for any material net loss that may exist on the Funds’ books and for which USBFS is responsible, at the end of each calendar month. “Material Net Loss” is defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by more than ½ cent. Gains and losses will be reflected on a Fund’s daily share sheet, and the Fund will be reimbursed for any material net loss on a monthly basis. USBFS will reset the “as of” ledger each calendar quarter so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding quarter.

X.04	Adviser Responsibility
At the end of each calendar month, Oaktree Capital Management, L.P., the Funds’ investment adviser (the “Adviser”), will reimburse the Funds for any Material Net Loss that may exist on the Funds’ books for which the Adviser is determined to be responsible. Gains and losses will be reflected on a Fund’s daily share sheet. Any net loss that does not exceed the materiality threshold of ½ cent, will be reset on the “as of” ledger after each quarter, so that the immaterial loss balance will not be carried forward to the next succeeding quarter. USBFS will notify the Adviser of any losses for which the Adviser may be held responsible through notation on the daily share sheet transmitted to the Adviser.

Exhibit C
to the
Transfer Agent Servicing Agreement – Oaktree Funds

INTERNET ACCESS SERVICES

1.	Services Covered

USBFS shall make the following electronic, interactive and processing services (“Electronic Services”) available to the Trust in accordance with the terms of this Exhibit C:

A.	Fan Web – Shareholder internet access by shareholders to their shareholder account information and investment transaction capabilities. Internet service is connected directly to the Trust group’s web site(s) through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within the Trust’s Funds, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	Vision Mutual Fund Gateway – Permits broker/dealers, financial planners, and registered investment advisors to use a web-based system to perform order and account inquiry, execute trades, print applications, review Prospectuses, and establish new accounts.

2.	Duties and Responsibilities of USBFS

USBFS shall:

A.	Make Electronic Services available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS’s reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.	Provide installation services, which shall include review and approval of the Trust’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Trust to implement and maintain) a hypertext link between the Electronic Services site and the Trust’s web site(s) and testing the network connectivity and performance.

C.	Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Trust’s employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to the Electronic Services customers, as determined solely by USBFS or (ii) maintenance of customized features.

D.	Establish systems to guide, assist and permit End Users (as defined below) who access the Electronic Services site from the Trust’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

E.	Address and mail, at the Trust’s expense, notification and promotional mailings and other communications provided by the Trust to shareholders regarding the availability of the Electronic Services.

F.	Issue to each shareholder, financial adviser or other person or entity who desires to make inquiries concerning the Trust or perform transactions in accounts with the Trust using any of the Electronic Services (the “End User”) a unique personal identification number (“PIN”) for authentication purposes, which may be changed upon an End User’s reasonable request in accordance with policies to be determined by USBFS and the Trust. USBFS will require the End User to provide his/her PIN in order to access the Electronic Services.

G.	Prepare and process new account applications received through the Electronic Services from shareholders determined by the Trust to be eligible for such services and in connection with such, the Trust agrees as follows:

(1)	to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and

(2)	the Trust shall be responsible for any resulting gain/loss liability associated with the ACH process.

H.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the Trust’s shares upon completion of the transaction.

I.	Utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. In no event shall USBFS use encryption weaker than 128-bit or any stronger technology industry standard that becomes common for used in similar applications. USBFS will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site that provides the Electronic Services and related network, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

J.	Inform the Trust promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBFS becomes aware.

K.	Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Trust to USBFS in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

L.	Establish and provide to the Trust written procedures, which may be amended from time to time by USBFS with the written consent of the Trust, regarding End User access to the Electronic Services.

M.	Provide the Trust with daily reports of transactions listing all purchases or transfers made by each End User separately. USBFS shall also furnish the Trust with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

N.	Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Trust with a copy of the auditor’s report promptly.

O.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

3.	Duties and Responsibilities of the Trust

The Trust assumes exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trust’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.

Also, the Trust shall:

A.	Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBFS.

B.	Be responsible for designing, developing and maintaining one or more web sites for the Trust through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Trust shall provide USBFS with the name of the host of the Trust’s web site server and shall notify USBFS of any change to the Trust’s web site server host.

C.	Provide USBFS with such information and/or access to the Trust’s web site(s) as is necessary for USBFS to provide the Electronic Services to End Users.

D.	Promptly notify USBFS of any problems or errors with the applicable Electronic Services of which the Trust becomes aware or any changes in policies or procedures of the Trust requiring changes to the Electronic Services.

4.	Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Electronic Services site or Trust’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.	Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit C. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.	The Trust’s web site(s) and the Electronic Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.	Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

6.	Compensation

USBFS shall be compensated for providing the Electronic Services in accordance with the fee schedule set forth in Exhibit D (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.	Subject to Section 2(A), USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBFS’s sole liability to the Trust or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.	USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and its directors, officers and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.	If an injunction is issued against the Trust’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trust the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trust. If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trust, the Trust may terminate all rights and responsibilities under this Exhibit C immediately on written notice to USBFS.

D.	Because the ability of USBFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless USBFS selected the third party in bad faith or in a grossly negligent manner.

E.	USBFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.

F.	Notwithstanding anything to the contrary contained herein, USBFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBFS.

8.	File Security and Retention; Confidentiality

A.	USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trust’s data bases, files, and other information provided by the Trust to USBFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Trust Files”). USBFS’s security provisions with respect to the Electronic Services, the Trust’s web site(s) and the Trust Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information. USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trust’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. USBFS will take such actions as are necessary to protect the intellectual property contained within the Trust’s web site(s) or any software, written materials, or pictorial materials describing or creating the Trust’s web site(s), including all interface designs or specifications. USBFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Trust’s web site(s). In addition, USBFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of the Electronic Services.

B.	USBFS shall treat as confidential and not disclose or otherwise make available any of the Trust’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon the Trust’s request, USBFS shall return to the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.	Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) End Users will no longer be able to access the Electronic Services and (ii) the Trust will return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Exhibit D to the
Transfer Agent Servicing Agreement – Oaktree Funds

DATA WAREHOUSE SERVICES

1.             Certain Definitions

Whenever used in this Exhibit D, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

A.	“MARS SystemTM” means the system made available through Sales Focus Solutions, a subsidiary of Phoenix American Incorporated, known as “MARSTM” which allows for analysis of sales data from the transfer agent or intermediaries which provides detail for omnibus account trades, identifies or reports suspicious trading activity and manages compliance related activities and reporting.

B.	“Data Warehouse Services” means the services which are made available to consenting end-users (“User,” as defined below) whereby certain Electronic Reports (as defined below) may be searched, viewed, downloaded and printed.

C.	“User(s)” means the person(s) to whom Electronic Reports are made available.

D.	“Electronic Reports” means an Electronic Report created with investor transaction data housed by DST (the Transfer Agent’s record keeping system) and may include but not be limited to: 22c-2 Compliance Reports, Omnibus Account Reconciliation, Sales Reporting, Platform Reporting and Campaign Management and Tracking.

2.             Services Covered

USBFS shall allow access to Data Warehouse Services by authorized Users on behalf of the Trust in accordance with the terms of this Exhibit D.

3.             Duties and Responsibilities of USBFS

USBFS will provide the following implementation support:

(1) Project Management Assistance
(2) Setup and Testing of System Interfaces
(3) Conversion of Historical Data from the Trust
(4) Assist with Sales Channel and Sales Territory Setup
(5) Assist with Clearing/Executing Firm Relationships
(6) Assist with Compliance Rule Setup
(7) Database Setup (User Defined Fields)
(8) Training (additional fee)

USBFS will provide the following support services after implementation:

(1) Assist with Project Management
(2) Dedicated Client Service team
(3) Weekly status calls (if needed)
(4) Setup and testing of requests from the Trust
(5) Duplicate Data Identification
(6) Assistance with System File Imports
(7) Custom Report Programming (at Programming rates)
(8) Enhanced support available at a designated fee (such as database query reports / custom reports, compliance report review and analysis, compliance workflow assistance, resolving transaction files, revolving asset files)

4.             Duties and Responsibilities of the Trust

The Trust shall:

A.	Assume exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trust’s or End Users’ failure to properly access the Electronic Reports in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.

B.	Comply and instruct Users to comply with all the User enrollment instructions and authorization procedures.

5.             System Maintenance

The Trust understands that USBFS will have to perform periodic maintenance to the hardware and software used to provide MARSTM and Data Warehouse Services, which may cause temporary service interruptions. USBFS shall notify the Trust of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

6.             Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Trust’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

7.             Proprietary Rights
A.	The Trust acknowledges and agrees that by virtue of subscribing to MARSTM and Data Warehouse Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide MARSTM and Data Warehouse Services owned by Sales Focus Solutions and licensed to USBFS. Any interfaces and software provided to the Trust in order to provide connectivity to MARSTM and Data Warehouse through USBFS shall be used by the Trust and Users only for the period during which this is in effect and only in accordance with the terms of this Exhibit D, and shall not be used by the Trust to provide connectivity to or through any other system or person without USBFS’ prior written approval. The Trust shall not copy, decompile or reverse engineer any software or programs provided to the Trust hereunder. The Trust also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.	The MARSTM or DATA WAREHOUSE Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Trust. The Trust retains all rights in such intellectual property that may reside on the MARSTM or Data Warehouse Services site, not including any intellectual property provided by or otherwise obtained from USBFS. To the extent the intellectual property of the Trust is cached to expedite communication, the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of the Trust is duplicated within the MARSTM or Data Warehouse Services site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the Trust’s web site(s), the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit D is in effect. This license is limited to the intellectual property needed to replicate the appearance of the Trust’s web site(s) and does not extend to any other intellectual property owned by the Trust. The Trust warrants that it has sufficient right, title and interest in and to its web site(s) and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to USBFS does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.	Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Exhibit D and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Exhibit D , in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Exhibit D relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit D.

8.             Compensation

USBFS shall be compensated for providing MARSTM or Data Warehouse Services in accordance with the fee schedule set forth in Exhibit F (as amended from time to time).

9.             Additional Indemnification; Limitation of Liability

A.	USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF MARSTM AND DATA WAREHOUSE SERVICES. Accordingly, USBFS’ sole liability to the Trust or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in MARSTM or Data Warehouse Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume MARSTM or Data Warehouse Services as promptly as is reasonably possible.

B.	USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and its trustees, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of MARSTM or Data Warehouse Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.	If an injunction is issued against the Trust’s and Users’ use of MARSTM or Data Warehouse Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trust and Users the right to continue to use MARSTM or Data Warehouse Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify MARSTM or Data Warehouse Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of MARSTM or Data Warehouse Services or significantly lessen their utility to the Trust and Users. If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of MARSTM or DATA Warehouse Services or significantly lessen their utility to the Trust and Users, the Trust may terminate all rights and responsibilities under this Exhibit D immediately on written notice to USBFS.

D.	Because the ability of USBFS to deliver MARSTM and Data Warehouse Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including Sales Focus Solutions, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of MARSTM and Data Warehouse Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.

E.	The Trust and Users are responsible for verifying the accuracy and receipt of all data or information made available via MARSTM and Data Warehouse Services. The Trust is responsible for advising Users of their responsibilities to promptly notify USBFS of any errors or inaccuracies relating to data or other information made available via MARSTM and Data Warehouse Services with respect to the Trust’s shareholders.

F.	USBFS shall not be responsible for the accuracy of input material from Users and the Trust’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’ data center as determined by the records maintained by USBFS.

10.          File Security and Retention; Confidentiality

A.	USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trust’s data bases, files, and other information provided by the Trust to USBFS for use with MARSTM and Data Warehouse Services, (collectively, “Trust Files”). USBFS’s security provisions with respect to MARSTM and Data Warehouse Services and the Trust Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information. USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trust’s regulatory authorities during regular business hours to the extent required by applicable laws, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act and other applicable laws. In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of MARSTM and Data Warehouse Services.

B.	USBFS shall treat as confidential and not disclose or otherwise make available any of the Trust’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this for any reason and upon the Trust’s request, USBFS shall return to the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.	Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency, provided that to the extent reasonably practicable, USBFS will provide the Trust prior notice of disclosure pursuant to (4).

11.          Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, MARSTM AND DATA WAREHOUSE SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING MARS OR DATA WAREHOUSE SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.          Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit D, (i) the Trust and Users will immediately end their access to MARSTM and Data Warehouse Services and (ii) the Trust will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Exhibit E to the Transfer Agent Servicing Agreement – Oaktree Funds

Transfer Agent, Shareholder & Account Services Fee Schedule at December 15, 2014

Annual Service Charges to the Fund*
▪	Base Fee for 1st CUSIP	$ xxxx /year
▪	Additional CUSIP Fee	$ xxxx/year
▪	NSCC Level 3 Accounts	$ xxxx /open account
▪	No-Load Fund Accounts	$ xxxx/open account
▪	Load Fund Accounts	$ xxxx/open account
▪	Closed Accounts	$ xxxx/closed account
CUSIP Setup
▪	CUSIP Setup beyond the initial CUSIP - $ xxxx /CUSIP
▪	Expedited CUSIP Setup - $ xxxx /CUSIP (Less than 35 days)

xxxx basis point
Services Included in Annual Basis Point Fee
▪	Telephone Calls
▪	Voice Response Calls
▪	Manual Shareholder Transaction & Correspondence
▪	Omnibus Account Transaction
▪	Daily Valuation/ Manual 401k Trade
▪	Report Source - Client on-line access to fund and investor data. Includes set up and 2 user Ids.
▪	NSCC System Interface
▪	Short-Term Trader Reporting - Software application used to track and/or assess transaction fees that are determined to be short-term trades.
▪	Excessive Trader - Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.
▪	12b-1 Aging - Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.
Out-Of-Pocket Expenses
Including but not limited to telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC Profile, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions),voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, return mail processing, omnibus conversions, travel, excess history, FATCA and other compliance mailings.
Additional Services
Available but not included above are the following services - FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, short-term trader reporting, excessive trader, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, Real Time Cash Flow, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), marketing and fulfillment solution (eCONNECT), and additional services mutually agreed upon.
*Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Exhibit E (continued ) - Transfer Agent & Shareholder Services Supplemental Services – E-Commerce Services Fee Schedule at December 15, 2014

FAN Web
Shareholder internet access to account information and transaction capabilities through a hyperlink at the fund group web site. Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.
▪	FAN Web Premium (Fund Groups over 50,000 open accounts)
−	Implementation - $ xxxx /fund group – includes up to 25 hours of technical/BSA support
−	Annual Base Fee - $ xxxx /year
▪	FAN Web Select (Fund Groups under 50,000 open accounts)
−	Implementation - $ xxxx /fund group – includes up to 10 hours of technical/BSA support
−	Annual Base Fee - $ xxxx /year
▪	FAN Web Direct (API) – Quoted Separately
▪	Customization - $ xxxx /hour – (subject to change at prevailing rates of vendor)
▪	Activity (Session) Fees:
−	Inquiry - $ xxxx /event
−	Account Maintenance - $ xxxx /event
−	Transaction – financial transactions, reorder statements, etc. - $ xxxx /event
−	New Account Setup - $ xxxx /event (Not available with FAN Web Select)
▪	Strong Authentication:
−	$ xxxx /month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

FAN Mail
Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.
▪	Base Fee Per Management Company – file generation and delivery - $ xxxx /year
▪	Per Record Charge
−	Rep/Branch/ID - $ xxxx
−	Dealer - $ xxxx
▪	Price Files - $ xxxx /record or $ xxxx /user per month, whichever is less

Vision
Permits broker/dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.
▪	Inquiry Only
−	Inquiry - $ xxxx /event
−	Per broker ID - $ xxxx /month per ID
▪	Transaction Processing
−    Implementation - $ xxxx /management company
−    Transaction – purchase, redeem, exchange, literature order - $ xxxx /event
−    New Account Setup – $ xxxx /event
−    Monthly Minimum Charge - $ xxxx /month

Vision Electronic Statements
Provides the capability for financial intermediaries to access electronic statements via the Vision application.*
▪	Implementation Fees
−	$ xxxx /fund group

Vision Electronic Statements (Continued)
▪	Load charges
−	$ xxxx /image
▪	Archive charge (for any image stored beyond 2 years)
−	$ xxxx /document
*Normal Vision ID and activity charges also apply.

Exhibit E (continued) - Transfer Agent & Shareholder Services Supplemental Services – E-Commerce Services Fee Schedule at December 15, 2014

Client Web Data Access
USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.
▪	BDS – Statement Storage & Retrieval
-     Setup: $ xxxx /user
-     Support: $ xxxx  /user per month
▪	ReportSource – Report and Data File Storage & Retrieval
-     Setup: Included in intial fund setup on Transfer Agent system
-     $ xxxx / user per month beyond 2 users included as part of setup
Additional Data Delivery Services
▪	Ad Hoc/ PowerSelect File Development
-	Standard ad-hoc select: $ xxxx per file
-	Custom coded data for recurring, scheduled delivery: $ xxxx per hour consultation and programming development
-	Support: $ xxxx /file per month
-	Recurring files/ reports scheduled for delivery via Report Source.
▪	Custom Electronic File Exchange (DDS delivery of standard TIP files)
-	Setup: $ xxxx one-time fee
-	Support: $ xxxx /file per month

Recordkeeping Application Access
▪	Internet VPN – Infrastructure to allow for application accessibility to host systems and file transfers
−	$ xxxx implementation
−	$ xxxx /month
▪	Physical Network – Infrastructure to allow for application accessibility to host systems and file transfers
−	Cost varies depending upon location and bandwidth
▪	TA2000 3270 Emulation (Mainframe Green Screen) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access.
−	$ xxxx implementation
−	$ xxxx /ID per month
▪	TA2000 Desktop (Graphic User Interface to the TA2000 Mainframe) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access provisioning.
−	$ xxxx implementation
−	$ xxxx /ID per month
▪	TA2000 SmartDesk (Web Application to TA2000 Mainframe) – Account inquiry only.
−	$ xxxx implementation
−	$ xxxx /ID per month
▪	Automated Work Distributor (AWD) – Image and workflow application.
−	$ xxxx implementation
−	$ xxxx /ID per month
▪	Same Day Cash Management (SDCM) – Fund level transaction and cash reporting.
−	$ xxxx implementation
−	$ xxxx /ID per month
▪	PowerSelect – SQL database used for ad hoc reporting from the shareholder recordkeeping system.
−	$ xxxx /month

Programming Charges- (subject to change at prevailing rate of vendor)
▪	$ xxxx /hour
▪	Charges incurred for customized services based upon fund family requirements including but not limited to:
-	Fund setup programming (transfer agent system, statements, options, etc.)
-	Conversion programming
-	Customized service development
-	Voice response system setup (menu selections, shareholder system integration, testing, etc.)
-	All other client specific customization and/or development services

Outbound Calling & Marketing Campaigns – Cost based on project requirements.

Exhibit E (continued) -Transfer Agent & Shareholder Services Supplemental Services Fee Schedule

Transfer Agent Training Services
▪	On-site at USBFS - $ xxxx /day
▪	At Client Location - $ xxxx /day plus travel and out-of-pocket expenses if required

Cost Basis Reporting – Annual reporting of shareholder cost basis for non-fiduciary direct accounts.
▪	$ xxxx /direct open account per year

Email Services – Services to capture, queue, monitor, service and archive shareholder email correspondence:
▪	$ xxxx setup /fund group
▪	$ xxxx /month administration
▪	$ xxxx /received email correspondence

Dealer Reclaim Services – Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations. There will be no correspondence charges related to this service.
▪	$ xxxx /fund group per month

Literature Fulfillment Services*
▪	Account Management
−	$ xxxx /month
▪	Inbound Teleservicing Only
−	Account Management - $ xxxx /month
−	Call Servicing - $ xxxx /minute
▪	Lead Source Reporting
−	$ xxxx /month
▪	Closed Loop Reporting
−	Account Management - $ xxxx /month
−	Database Installation, Setup - $ xxxx /fund group
▪	Out-of-Pocket Expenses
−	Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.

CTI Reporting – Integrated custom detailed call reporting
▪	$ xxxx /monthly report

Exhibit E (continued) -Transfer Agent & Shareholder Services Supplemental Services Fee Schedule at December 15, 2014

Charges Paid by Investors
Shareholder accounts will be charged based upon the type of activity and type of account, including the following:
Qualified Plan Fees
▪	$ xxxx /qualified plan account or Coverdell ESA account (Cap at $30.00 /SSN)
▪	$ xxxx /transfer to successor trustee
▪	$ xxxx /participant distribution (Excluding SWPs)
▪	$ xxxx /refund of excess contribution
▪	$ xxxx /reconversion/recharacterization

Additional Shareholder Paid Fees

▪	$ xxxx /outgoing wire transfer or overnight delivery
▪	$ xxxx /telephone exchange
▪	$ xxxx /return check or ACH or stop payment
▪	$ xxxx /research request per account (This fee applies to requests for statements older than the prior year)

Physical Certificate Processing – Services to support the setup and processing of physical certificated shares for a fund family:
▪	$ xxxx setup/fund group
▪	$ xxxx /certificate transaction

Real Time Cash Flow
▪	Implementation (one time charge) & Recurring Charges (monthly)
-	5 Users – $ xxxx
-	10 Users – $ xxxx
-	20 Users – $ xxxx
-	30 Users – $ xxxx
-	40 Users – $ xxxx
-	50 Users – $ xxxx
▪	Training
-	WebEx - $ xxxx /user
-	On Site at USBFS - $ xxxx /day
-	At Client Location - $ xxxx /day plus travel and out-of-pocket expenses if required
▪	Real Time Data Feeds
-	Implementation (per feed) - $ xxxx /hour (8 hour estimate)
-	Recurring (per feed) - $ xxxx /month

EXHIBIT F
MARS SystemTM Fee Schedule at December 15, 2014

MARS v7i Product and Services
Monthly Cost
MARS Sales Reporting Module[1]	$ xxxx
MARS Compliance Module[2]	$ xxxx
MARS Sales & Compliance Modules[3]	$ xxxx	$ xxxx

Notes:
1.       Includes 5 Sales Reporting User licenses
2.       Includes 5 Compliance User licenses
3.       When Sales Reporting and Compliance are purchased together as part of the initial implementation; includes 5 Sales Reporting and 5 Compliance User licenses

Additional MARS v7i Licenses	Fee per User per Month	Number of Licenses	Monthly Cost
MARS v7i CRM User License	$ xxxx
Additional MARS v7i Sales Reporting User Licenses	$ xxxx
Additional MARS v7i Compliance User Licenses	$ xxxx
MARS v7i Blackberry User License	$ xxxx
15MARS v7i iPad App User License – up to five user licenses	$ xxxx
➢ Additional monthly cost per user six through ten licenses	$ xxxx
➢ Additional monthly cost per user eleven through fifty licenses	$ xxxx
➢ Additional monthly cost per user fifty-one through one hundred licenses	$ xxxx
➢ Additional monthly cost per user over one hundred licenses	$ xxxx
Additional MARS v7i Module Pricing	Monthly Site License Fee		Monthly Cost
Customer / Account Module (included with the Compliance Module)	$ xxxx
Data Quality Module	$ xxxx
Coates Analytics Integration Module	$ xxxx
Registered Investment Advisor Data Integration Module (monthly data refresh)	$ xxxx
Web Activity Tracking Module	$ xxxx
Profiling Module	$ xxxx
Document Management Module	$ xxxx
Multiple Windows Module	$ xxxx
CFG Fulfillment Integration Module - requires one-time set up fee	$ xxxx
Google Maps Integration	Users	Monthly Fee
	1 - 10	$ xxxx
	11 – 25	$ xxxx
	26 – 50	$ xxxx
	51 - 75	$ xxxx
	>75	$ xxxx
Exact Target Integration Module – Please note: This pricing assumes the USBFS client is licensed to use ExactTarget (with the AIM feature) directly through ExactTarget.	$ xxxx
Exact Target Integration Module (includes 10 user licenses) – this option is available to USBFS clients who are not already licensed to use Exact Target.	$ xxxx , plus monthly fee based on email volume @ $ xxxx /email
Daily Schwab DSA Automated File Load – Monthly automated download on Schwab DSA files and on-going maintenance to support file layout changes	$ xxxx
Manual Monthly Schwab Data Load – Monthly manual load of Schwab sales/asset portal data into MARS	$ xxxx
Manual Monthly Fidelity Data Load – Monthly manual data load of Fidelity sales/asset portal data portal into MARS	$ xxxx
Manual Daily Fidelity Data Load – Daily manual load of Fidelity sales from portal into MARS	$ xxxx

Manual Monthly TD Ameritrade Data Load - Monthly manual data load of TD Ameritrade portal sales/asset data into MARS	$ xxxx
Manual Daily Schwab Compliance Data Load - Daily manual data load of Schwab compliance data from Schwab portal into MARS	$ xxxx
Manual Daily Fidelity Compliance Data Load - Daily manual data load of Fidelity compliance data from Fidelity portal into MARS	$ xxxx
Manual Daily TD Ameritrade Compliance Data Load - Daily manual data load of TD Ameritrade compliance data from TD Ameritrade portal into MARS	$ xxxx
Omni\SERV Module	$ xxxx	$ xxxx
Enhanced Services - Based off of Assets. Once $5 billion is surpassed, the enhanced services charge would remain regardless of fluctuations.	Under $1 billion $1 - $2.5 billion $2.5 - $5 billion Over $5 billion	$ xxxx $ xxxx $ xxxx $ xxxx
	Total Monthly Cost:	$ xxxx – $ xxxx

MARS System Setup and Implementation Fees	One-time fee		One-time Cost
System Implementation Cost – Historical Sales and Compliance and Contact Data from DST TA2000 or up to two years of data.	$ xxxx		$ xxxx
System Implementation Cost – Historical Compliance only and Contact Data from DST TA2000 or up to two years of data.	$ xxxx
Standard MARS Interface	$ xxxx cost per interface		$ xxxx
Omni/SERV Interface Setup	$ xxxx
MARS iPad App Setup Fee	$ xxxx
MARS Blackberry Setup Fee	$ xxxx
Google Maps Integration Setup Fee	$ xxxx
MARS RIA Setup Fee	$ xxxx
MARS Omni\SERV Module Setup Fee	$ xxxx
MARS CFG Setup Fee	$ xxxx
MARS Coates Setup Fee	$ xxxx
MARS Training per Day	$ xxxx
Data Conversion Schwab- historical sales from Schwab for up to 2 years of sales history	$ xxxx
Data Conversion Fidelity - historical sales from Fidelity for up to 2 years of sales history.	$ xxxx
Data Conversion TD Ameritrade - historical sales from TD Ameritrade for up to 2 years of sales history.	$ xxxx
Data Conversion DataLynx - historical sales from DataLynx for up to 2 years of sales history.	$ xxxx
Data de-duplication – during implementation	$ xxxx
Data de-duplication – post implementation	$ xxxx
Custom Data InterfaceSetup	Cost per interface	Number of interfaces
$ xxxx
	Total One-time Cost:		$ xxxx